                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                              Hello Direct, Inc.

                                      at

                             $16.40 Net Per Share

                                      by

                          GN Acquisition Corporation

                    an indirect wholly owned subsidiary of

                             GN Great Nordic Ltd.

                                                               October 11, 2000

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase dated October 11, 2000, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by GN Acquisition Corporation ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of GN Great Nordic Ltd., to purchase for cash all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Hello Direct, Inc., a Delaware corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

  Your attention is invited to the following:

  1. The tender price is $16.40 per Share, net to you in cash.

  2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Thursday, November 7, 2000, unless the Offer is extended.

  3. The Board of Directors of the Company has unanimously (i) determined that each of the Offer, the Merger and the Merger Agreement described in the Offer to Purchase is fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Offer, the Merger and the Merger Agreement and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

  4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares, which, together with the Shares beneficially owned by Purchaser and Parent, represents at least a majority of the outstanding shares on a fully diluted basis. The offer is also subject to other conditions.

  5. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

  Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

                         Instructions with Respect to

                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                              Hello Direct, Inc.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 11, 2000, and the related Letter of Transmittal, in connection with the offer by GN Acquisition Corporation to purchase all outstanding shares of Common Stock, $0.001 par value per share (the "Shares"), of Hello Direct, Inc.

  This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:                        SIGN HERE


__________________________Shares*         _____________________________________
                                                      Signature(s)


Dated ___________________  , 2000
                                          _____________________________________

                                          _____________________________________

                                          _____________________________________
                                           Please print name(s) and addresses
                                                          here

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*  Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.